Freedom Financial Holdings, Inc

Amended and Restated Official Offer for Personal Guarantee

Freedom Financial Holdings, Inc. (“FFH”) does hereby offer (in accordance with the acquisition of the real property from Robert W. Carteaux and Stanley P. Lipp dba Carteaux/Lipp Realty located at 6615 Brotherhood Way, Fort Wayne, Indiana 46825) the following to Robert W. Carteaux for his personal guarantee for the portion of loan covering the costs for renovation of said property pursuant to the following terms:

1. Warrants. 150,000 Warrants to acquire shares of common stock of FFH, shall be granted at the Conversion Price of 85% of the Initial Public Offering (IPO); provided, however, the Warrants shall not be exercised for a period of one (1) year from the close of the initial public offering. Warrants shall expire five (5) years from the close of the initial public offering. The Warrant Agreement is attached hereto as Exhibit A.

2. Registration Rights. Piggyback registration rights for the Warrants shall be granted to the extent of any secondary offering registered with the SEC.

This offer is made September 30, 2006 by:

/s/

Brian Kistler CEO, Freedom Financial Holdings, Inc

I hereby agree and accept the terms as written above September 30, 2006:

/s/

Robert W. Carteaux

421 East Cook Road, Suite 200, Fort Wayne, IN 46825
Phone: 260-490-5323* Fax 260-490-5004